Exhibit 99.(k)(4)

SUBSCRIPTION AGENT AGREEMENT

                          , 2005

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, Morgan Stanley India Investment Fund, Inc. (the Company), hereby confirms its arrangements with you as follows:

1.                                       Rights Offering - The Company is offering (the Rights offering”) to the holders of shares of its Common Stock, par value $ .01 per share (“Common Stock”), on                            , 2005 (the “Record Date”), the right (“Rights”) to subscribe for Units (“Units”), each Unit consisting of three rights.  Except as set forth under Paragraphs 6 and 7 below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on                                 , 2005 or such later date of which the Company notifies you orally and confirms in writing (the “Expiration Date”). One Right is being issued for each share of Common Stock held on the Record Date. Three Rights and payment in full of the subscription price of $                (the “Subscription Price”) are required to subscribe for one Unit.  Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificates who exercises the holder’s right to subscribe for all Units that can be subscribed for with the Rights evidenced by such Subscription Certificates (the “Basic Subscription Right”) will have the right to subscribe for additional Units, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privilege”).  The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated                                 , 2005 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.                                       Appointment of Subscription Agent - You are hereby appointed as Subscription Agent to effect the Rights offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.                                       Delivery of Documents - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a) a copy of the Prospectus;

(b) the form of Subscription Certificate (with instructions);

(c) resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

(d) Notice of Guaranteed Delivery.

As soon as is reasonably practical, you shall mail or cause to be mailed to each record holder of Common Stock at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled.  The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.                                       Subscription Procedure -

(a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in paragraph 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Unit duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b) As soon as practicable after the Expiration Date you shall calculate the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Units that can be subscribed for under the Basic Subscription Right.  The Units available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Units”).  Where there are sufficient Remaining Units to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Units subscribed for. If the aggregate number of Units subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Units, the number of Remaining Units allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Units by a fraction of which the numerator is the number of Units subscribed for by that participant under the Additional Subscription Privilege and the denominator is the aggregate number of Remaining Units subscribed for by all participants under the Additional Subscription Privilege. Any fractional Unit to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole Unit.

(c) Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d) Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Units subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of Units is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e) Funds received by you pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by you in a segregated interest-bearing account (which interest will inure to the benefit of the Fund). Upon mailing certificates representing the securities and refunding subscribers for additional Units subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for Units sold in the Rights Offering.

5.                                       Defective Exercise of Rights Lost Subscription Certificates - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company’s Common Stock.

6.                                       Late Delivery -  If prior to 5:00 p.m., New York City time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the Units being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Units being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three business days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three business days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

7.                                       Delivery - You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

8.                                      Reports - You shall notify the Company by telephone on and before the close of business of each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three business days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above.  At or before 5:00 p.m., New York City time, on the first business day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., New York City time, on the fifth business day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights.  You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 8 as any of them shall request.

9.                                       Future Instructions – With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Fund Officers

Ronald Robison, President and PEO

Stefanie Chang, Vice President

Amy Doberman, Vice President

Mary Mullin, Secretary

James Garrett, Treasurer and CFO

Michael Leary, Assistant Treasurer

Carsten Otto - CCO

Joanne Antico, Asst. Secretary

Joseph Benedetti, Asst. Secretary

Daniel Burton, Asst. Secretary

Joanne Doldo, Asst. Secretary

Tara Farrelly, Asst. Secretary

Alice Gerstel, Asst. Secretary

Eric Griffith, Asst. Secretary

LouAnne McInnis, Asst. Secretary

Ed Meehan, Asst. Secretary

Elisa Mitchell, Asst. Secretary

Elizabeth Nelson, Asst. Secretary

Debra Rubano, Asst. Secretary

Rita Rubin, Asst. Secretary

Sheri Schreck, Asst. Secretary

Julien Yoo, Asst. Secretary

Mumbai

Clifford D’Souza

Amay Hattangadi

Chetan Jain

Suresh Nair

Sridhar Sivaram

Bhavesh Soni

JP Morgan (Fund Administration)

Melissa Araujo

James Byrne

Lauren Cleckley

Joyce Duran

Gina Fitzpatrick

Michael Gaudette

Moses Kimani

Dan Kinsella

Robert Kubilis

Mark LaVallee

Christina Luong

Sharon Otis

Ellen O’Brien

David Poussard

Scott Piche

David Seymour

Nick Tuberosa

Christopher Wright

Jon Wuebker

Morgan Stanley Operations

Stephen Atkins

Lisa Meyerberg

Note: Only officers can sign for any purpose. Others are authorized for custody purposes.

10.                                 Payment of Expenses - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $25,000 plus your reasonable out-of-pocket expenses.

11.                                 Indemnification - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

In no case shall the Company be liable with respect to any claim against you unless you have notified the Company in writing of the assertion of a claim against it promptly after you have notice of a claim or have been served with a summons or other legal process giving information as to the nature and basis of the claim.  The Company shall be entitled to control the defense of any suit brought to enforce any such claim and you agree not to settle or compromise any claim or threatened litigation or proceeding without providing the Company adequate written notice of any such proposed settlement or compromise and without the prior written consent of the Company.  In no event shall the Company be liable for the fees and expenses of any additional counsel that you may retain.

12.                                 Notices -  Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)             If to the Company, to:

Morgan Stanley India Investment Fund, Inc.

c/o Morgan Stanley Investment Management

1221 Avenue of the Americas

New York, NY  10020

Attn:   Joseph C. Benedetti, Esq.

Telephone:  (212) 762-5295

Facsimile: (212) 507-5663

(b)                                 If to you, to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, N.Y. 10038

Attention: George Karfunkel

Telephone: (718) 921-8200

Telecopy: (718) 236-4588

13.                                 Assignment and Delegation - Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.  Nothing in this Agreement is intended or shall be construed to confer upon any other person any duty, liability or obligation.

14.                                 Governing Law – The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York, without regard to its principles of conflicts of law.  The parties agree that with respect to all unresolved disputes arising out of this Agreement they shall submit to the jurisdiction of any state or federal court sitting in New York, New York.

15.                                 Severability – The parties hereto agree that if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable.  The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or enforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any term or provision hereof.

16.                                 Counterparts – This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement.

17.                                 Captions – The captions and descriptive headings herein are for the convenience of the parties only.

18.                                 Facsimile Signatures – Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

MORGAN STANLEY INDIA INVESTMENT FUND, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: